UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 12, 2014

Date of Report (Date of earliest event reported)

ONVIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35164	91-1859172
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

509 Olive Way, Suite 400

Seattle, Washington 98101

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (206) 282-5170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Onvia, Inc. (the “Company”) announced that an independent committee of the Board of Directors (the “Board”) has determined that share purchases above the ownership limitations specified in the Section 382 Rights Agreement between the Company and Computershare Trust Company, N.A., as Rights Agent, dated as of May 4, 2011 (the “Rights Agreement”) may not jeopardize the value of the Company’s net operating loss carry forwards. As a result, the Company’s Board of Directors will consider granting limited exemptions under the Rights Agreement to stockholders that wish to purchase shares in excess of the Rights Agreement’s limitations. Stockholders that wish to purchase such additional shares should submit an indication of interest to the Company with the information set forth under the Company’s website at http://www.onvia.com/company/investors-relations-overview.

Upon receipt of indications of interest, the independent committee of the Board will determine whether and on what terms to grant limited exemptions under the Rights Agreement, which would allow stockholders to purchase shares in excess of limits established in the Rights Agreement. The Company reserves the right to modify or cancel the proposed grant of exemptions at any time. If an exemption is granted, stockholders will be permitted to purchase a number of shares determined by such independent committee of the Board; such purchases would be made in the open market at the then current market price of the Company’s stock. There can be no assurance that any stockholders will submit indications of interest, be granted an exemption to purchase above Rights Agreement limits or if granted an exemption, purchase additional shares of stock. The Company also makes no recommendation as to whether stockholders should submit an indication of interest, or, if granted an exemption, purchase additional shares.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONVIA, INC.

March 12, 2014	By:	/s/ Henry G. Riner
Henry G. Riner
Chief Executive Officer & President